Exhibit T3A.2

ARTICLES OF INCORPORATION

OF

TOTAL TOWER SOURCES, INC.

STATE OF LOUISIANA

PARISH OF LAFAYETTE

BE IT KNOWN, that on this 3rd day of January, 2003, before me, the undersigned, a Notary Public, and in the presence of the witnesses herein named and undersigned:

PERSONALLY CAME AND APPEARED:

G. FREDERICK SEEMANN, who declared unto me, Notary, that he is a person of the full age of majority, residents of the Parish of Lafayette, State of Louisiana, and in the presence of the undersigned competent witnesses residing in the Parish and State aforesaid, that availing himself of the provisions of Louisiana Revised Statute 12:1 – 12:178, as amended, he has united to form and he does by these presents form and organize himself, as well as all such other persons who may hereafter join or become associated with him or his successors and assigns, into a corporation, pursuant to said laws and for the objects and purposes and under the covenants, stipulations and agreements, and in accordance with the filing of these Articles of Incorporation, to-wit:

ARTICLE I

The name and title of the corporation shall be: TOTAL TOWER SOURCES, INC.

Under and by said corporate name, it shall have authority to have a corporate seal and to offer the same at pleasure, but a failure to affix the seal shall not affect the validity of any instrument; to continue as a corporation for the time fixed in these Articles of Incorporation. It generally shall possess all powers, rights, privileges and immunities which corporations are or may hereafter authorize to have and possess under the Constitution and the laws of this state and particularly under R.S. 12:1, as amended, and it shall have the power to invest its board of directors with all of its corporate powers, subject to such restrictions as may be named in these Articles of Incorporation.

ARTICLE II

The object and purposes for which this corporation is organized and the nature of the business to be carried on by it are stated and declared as follows: To conduct any and all lawful business activity which may, from time to time, be in the best interest of the Corporation.

ARTICLE III

This corporation shall exist and continue and shall have and enjoy existence and succession in perpetuity.

ARTICLE IV

The location and post office address of the registered office of this corporation is: 1046 Mariner’s Cove, Slidell, Louisiana 70458.

ARTICLE V

The full name and address of the registered agent of this corporation for the service of process is: Lori Mitchell, 1046 Mariner’s Cove, Slidell, Louisiana 70458.

ARTICLE VI

The total authorized number of shares of this corporation is to be Ten Thousand (10,000) shares of capital stock, with a no par value and all stock issued be for money, equipment, good will and services rendered. The Board of Directors shall fix the terms and conditions of sale and the time for the payment of all stock sold.

All voting rights at stockholders’ meetings are vested in the holders of shares of the stock of this corporation, and each stockholder shall be entitled to one vote, either in person or by proxy, for each share of stock standing in his name on the books of the Corporation. The right to vote by proxy is hereby irrevocably vested in each and every stockholder.

The said stock of this corporation shall be fully paid and non-assessable when issued, shall be represented by certificates and shall be personal property. No transfer of the said stock shall be binding upon this corporation, unless said transfer is made in accordance with this charter and the by-laws of this corporation and recorded in the books thereof.

Each stockholder shall enjoy a pre-emptive right to subscribe to any or all issues of the stock of this corporation.

ARTICLE VII

The stock of this corporation shall have no par value.

ARTICLE VIII

The business and affairs of this corporation shall be managed and all the corporate powers thereof shall be vested in and exercised by a board of two (2) directors, unless and until otherwise provided by the By-Laws of this corporation, or mandated by the laws of the State of Louisiana or unless by vote of the stockholders of this corporation the number of the Board of Directors is changed. In the event there is only one shareholder for the corporation there shall be only one (1) director for the said corporation. The first Board of Directors of the corporation shall consist of one (1) person, who shall serve until replaced by a vote of the stockholders.

The Board of Directors shall have authority to make and alter the by-laws, fix their own qualifications, classifications or terms in office, and fix or increase their compensation, subject to the powers of the shareholders to change or repeal the by-laws so made.

Unless or until otherwise provided in the by-laws, the directors shall hold office until their successors have been duly elected and qualified, and the number, qualification, classification, terms of office, manner of election, time and places of meeting and powers and duties of the directors shall be as from time to time fixed by the by-laws.

Any vacancy occurring on the board of directors shall be filled by the remaining members of the said board for the unexpired term at any meeting of the Board of Directors. Any director absent from a meeting may be represented by any other director or shareholder, who may case the vote of the absent director, according to written instructions, general or special, of said absent director, filed with the secretary.

Until his successors are duly elected, qualified and installed, the director of this corporation shall be: LORI MITCHELL.

The general annual meeting of the stockholders for the election of directors shall be held at the registered office of the corporation and shall take place on the fifteenth day of April of every year, beginning with the year 2003, or the first day thereafter when such day is a legal holiday, unless or until otherwise provided by the by-laws.

The failure from any cause whatsoever to hold the annual meeting of the stockholders or the failure to elect directors thereto, shall not dissolve this corporation, but the directors and officers then in office shall remain in office until their successors have been duly qualified and installed.

ARTICLE IX

The name and address of the incorporators are as follows:

G. FREDERICK SEEMANN

1005 Lafayette Street

Lafayette, Louisiana 70501

ARTICLE X

All the stockholders’ meetings, general or special, shall be held in accordance with the laws of the State of Louisiana, unless changed by the by-laws of this corporation, and at all stockholders’ meeting a majority of the stockholders, whether present or represented by proxy, shall constitute a quorum. All stockholders may vote at all stockholders’ meeting, either in person or by his agent duly authorized in writing to appear and act for him.

ARTICLE XI

No shareholder may sell any stock of this corporation without first offering it to this corporation on the basis of the book value thereof. Said offer must be made by delivering to the secretary of this corporation, against written receipt, the certificates representing said stock, endorsed in blank, and a written offer to sell said stock to this corporation, for cash, at the value hereinabove mentioned. This corporation shall have the right, for a period of thirty (30) days from the delivery of such offer, and said certificates endorsed in blank to the secretary of this corporation, to purchase the stock of said shareholder, for cash, at the book value thereof.

In the event the Corporation rejects the right to purchase or does not respond within thirty (30) days after an offer to sell the stock by shareholder is made, the shareholder must then offer the stock to the remaining shareholders of the corporation, equally, that is, in such portions so that their relative position as to the remaining shareholders remains the same as it was prior to the sale. Said shareholders shall decide within five (5) days of this offer if the purchase shall be made. A failure to respond within five (5) days shall serve as a rejection of the offer to sell the stock.

In the event the Corporation does not purchase the stock offered for sale by any shareholder nor do the shareholders jointly purchase the stock as mentioned above, the seller must then offer the stock to the remaining shareholders of the Corporation in any percentages that they may desire to purchase.

Said shareholders shall decide within five (5) days of the offer if the purchase is to be made. Failure to respond within five (5) days, shall serve as a rejection of the offer to sell the stock.

All offers and rejections made in connection with this Article shall be made in writing.

If the Corporation and shareholders jointly and the shareholders separately decline to buy the stock in the Corporation, the shareholder desiring to sell may sell to any third party at any price.

No sale of any stock of this corporation shall be valid and binding unless and until opportunity to purchase such shares has been given to this corporation and to the shareholders in the manner set forth in this article and no transfer of said shares shall be made on the books of this corporation without written consent of all other record holders of stock of this corporation during the pendency of the offer periods which are described above.

ARTICLE XII

The Corporation shall indemnify and hold harmless each director and officer now or hereafter serving the Corporation from and against any and all claims and liabilities to which he may be or become subject by reason of his now or hereafter being or having heretofore been a director or officer of the Corporation and/or by reason of his alleged acts or omissions as such director or officer, whether or not he continues to be such officer or director at the time when any such claim or liability is asserted, and shall reimburse each such director and officer for all legal and other expenses reasonably incurred by him in connection with defending any or all such claims or liabilities, including amounts paid or agreed to be paid in connection with reasonable settlements made before final adjudication, with the approval of the Board of Directors, whether or not he continues to be such director or officer at the time such expenses are incurred, provided, however, that no director or officer shall be indemnified against any claim or liability arising out of his own bad faith, reckless disregard of his duties, gross negligence or willful misconduct or shall be indemnified against or reimbursed for any expenses incurred in defending any or all such claims or liability or in settling the same, unless in the judgment of the directors of the Corporation, the director or office against whom such claims or liability is asserted has not been guilty of bad faith, reckless disregard of his duties, gross negligence or willful misconduct. The foregoing right of indemnification shall not be exclusive of other rights to which any director or officer may be entitled as a matter of law. Except as hereinabove limited, directors and officers shall be entitled to all protection that can legally be afforded them under R.S. 12:83, and any other rights to which they may be entitled as a matter of law.

ARTICLE XIII

If at any time this corporation should own wasting assets intended for sale in the ordinary course of business, or shall own property having a limited life, it may pay dividends from the net profits arising from such assets without deduction from depreciation or depletion of assets thereby sustained.

WITNESSES:

/s/ [Illegible]	/s/ G. Frederick Seemann
/s/ [Illegible]	G. FREDERICK SEEMANN

/s/ [Illegible]
NOTARY PUBLIC

INITIAL REPORT OF

TOTAL TOWER SOURCES, INC.

1.	The Corporation’s registered office is located at:
1046 Mariner’s Cove
Slidell, Louisiana 70458
2.	The Corporation’s registered agent for service of process:
Lori Mitchell
1046 Mariner’s Cove
Slidell, Louisiana 70458
3.	The Board of Director(s) of the Corporation is:
Lori Mitchell - Treasurer
1046 Mariner’s Cove
Slidell, Louisiana 70458

/s/ G. Frederick Seemann

SWORN TO AND SUBSCRIBED Before Me, Notary, on this 3rd day of January, 2003, at Lafayette, Louisiana.

/s/ [Illegible]

NOTARY PUBLIC

AFFIDAVIT OF ACCEPTANCE OF APPOINTMENT

BY DESIGNATED REGISTERED AGENT

ACT 769 OF 1987

To the State Corporation Department

State of Louisiana

STATE OF LOUISIANA

PARISH OF LAFAYETTE

On this 3rd day of January, 2003, before me, a Notary Public in and for the State and Parish aforesaid, personally came and appeared LORI MITCHELL, who is to me known to be the person and who, being duly sworn, acknowledged to me that he does hereby accept appointment as the Registered Agent of TOTAL TOWER SOURCES, INC., which is a corporation authorized to transact business in the State of Louisiana pursuant to the provisions of Title 12, Chapters 1, 2 and 3.

/s/ Lori Mitchell

LORI MITCHELL

Subscribed and sworn to before me on the day, month and year first above set forth.

/s/ [Illegible]

NOTARY PUBLIC

ARTICLES OF AMENDMENT

OF

TOTAL TOWER SOURCES, INC.

STATE OF LOUISIANA

PARISH OF LAFAYETTE

BE IT KNOWN, that on this 12th day of March, 2003, before me, the undersigned, a Notary Public, and in the presence of the witnesses herein named and undersigned:

PERSONALLY CAME AND APPEARED:

LORI MITCHELL, who is the President of the above corporation, availing herself of the Louisiana Revised Statutes 12:1 – 12:178, as amended, does hereby amend the Articles of the above incorporation to read as follows:

AMENDED ARTICLE 1

The name and title of the corporation shall be: COMPLETE TOWER SOURCES, INC.

WITNESSES:

/s/ [Illegible]	/s/ Lori Mitchell
/s/ [Illegible]	LORI MITCHELL

/s/ [Illegible]
NOTARY PUBLIC

RESOLUTION OF SHAREHOLDERS’ MEETING

At a meeting of the Shareholders, held on this 11th day of February, 2003, at which all Shareholders were present, after waiving notice of the meeting,

IT WAS RESOLVED THAT:

The corporation’s name be changed from Total Tower Sources, Inc. to Complete Tower Sources, Inc.

The above having been resolved by unanimous consent of all the Shareholders, same is adopted.

/s/ Lori Mitchell

Secretary

CERTIFICATE

The above is a true and correct excerpt of the minutes of the meeting of the Shareholders held on the 11th day of February, 2003.

/s/ Lori Mitchell

Secretary

STATE OF LOUISIANA

PARISH OF LAFAYETTE

BEFORE ME, the undersigned authority, personally came and appeared LORI MITCHELL, who, after being duly sworn, did depose and say that she is the President of the corporation originally incorporated as Total Tower Sources, Inc. and that she does hereby acknowledge, as the President of the company, approve and direct the company’s name be changed to Completed Tower Sources, Inc.

/s/ Lori Mitchell

LORI MITCHELL

SWORN TO AND SUBSCRIBED Before Me, Notary, this 12th day of March, 2003.

/s/ [Illegible]

       NOTARY PUBLIC